EXHIBIT 99.1

Douglas Named to Camco Financial and Advantage Bank Board of Directors

CAMBRIDGE, Ohio, Nov. 19, 2010 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), parent company of Advantage Bank, has announced the appointment of James D. Douglas to the Board of Directors of Camco and Advantage Bank. James E. Huston, President and CEO of Camco and Advantage Bank made the announcement. He was elected to fill the vacancy created by retiring director Paul. D. Leake.

Douglas is currently President of JRC Advisor Services, LLC in Westerville, Ohio, a consulting services company focused on transportation/logistics activities as well as management development and other general management issues.  He has been with JRC Advisor Services, LLC since 2004.  Prior to establishing JRC Advisor Services, LLC., he was employed in various operating and financial positions for over 35 years in the transportation and logistics industry including over 25 years with Union Pacific Corporation and most recently with Gemini Air Cargo and World Airways, Inc.

Douglas earned a Bachelor of Business Administration at the University of Iowa in 1971 and graduated from the Advance Management Program at Harvard University in 1990. Active in community affairs, Douglas is on the Board of Trustees of Mary Baldwin College (emeritus), the Virginia Commonwealth University Business Advisory Committee and the University of Iowa Professional Accounting Council. Douglas previously served on the American Trucking Association Policy and Finance Committee. He resides in Westerville, Ohio.

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 26 offices.

Additional information about Camco Financial Corporation may be found on Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

CONTACT:  Camco Financial Corporation
          James E. Huston, CEO
          740-435-2027